Exhibit 99.1

NYSE Suspends Chesapeake Corporation Moves to Remove from the List

NEW YORK, October 2, 2008 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the Common stock of Chesapeake Corporation (the "Company") – ticker symbol CSK – should be suspended prior to the market opening on Wednesday, October 8, 2008.  The Company expects to commence trading on the OTC Bulletin Board on the same day.

The decision to suspend the Company’s common stock was reached in view of the fact that the Company has fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is the minimum threshold for continued listing.  The total average market capitalization was approximately $21.2 million on September 29, 2008.

The Company had previously fallen below the NYSE’s continued listing standards for average global market capitalization over a consecutive 30 trading day period of not less than $75 million and latest reported stockholders’ equity of not less than $75 million and NYSE Regulation was reviewing business plan materials.  However, in light of the subsequent non-compliance with the aforementioned market capitalization standard, this plan process is no longer available to the Company.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE Regulation staff’s decision.  The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:
Joel Mostrom
Executive Vice President & Chief Financial Officer
804-697-1147